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                                                                    EXHIBIT 99.1


                     SLEEP COUNTRY USA NAMES NEW PRESIDENT

(ATLANTA - AUGUST 23, 2005) - Simmons Bedding Company announced today that Joseph A. Paviglianti has been named president of its Sleep Country USA, Inc. retail subsidiary, succeeding Steve Fendrich, who earlier this month was named executive vice president of sales at Simmons. Mr. Paviglianti most recently was vice president of sales and operations at Sleep Country.

         Mr. Paviglianti has been instrumental in Sleep Country's sales growth over the past few years. Sleep Country's net sales grew 36.9 percent to $68.0 million between 2002 and 2004. For the first six months of 2005, Sleep Country reported net sales of $37.9 million, a 20.8 percent increase versus the same period of 2004. Mr. Paviglianti joined Sleep Country in 2001. Prior to joining Sleep Country, Mr. Paviglianti was divisional manager of the Rocky Mountain Division for Circuit City. Mr. Paviglianti began his retail career in 1981 with Montgomery Ward & Co. where he worked for 15 years, holding various management positions.

         "Joe has earned the right to lead Sleep Country, the dominant mattress retailer in the Pacific Northwest," said Mr. Fendrich. "Under Joe's leadership, Sleep Country's sales and market share have grown, and its operations have improved. I am confident that Joe has the leadership skills to continue Sleep Country's improvement in sales, profitability and customer service."

         Simmons also announced that Charles Dietiker, formerly regional vice president of sales - Hazleton for Simmons, is joining Sleep Country as vice president of sales and operations. Mr. Dietiker joined Simmons in June 1996 and has served in a variety of sales positions in San Leandro, Calif., Los Angeles, Calif., Phoenix, Ariz., Piscataway, N.J., and Hazleton, Pa.

         "I am honored to have the opportunity to succeed Steve as president of Sleep Country. With Charles' addition to the company, we have the management team, including Terry Horsley, executive vice president of marketing and merchandising, and Rich Thomas, director of finance, to continue our market leadership in Washington and Oregon and make Sleep Country one of the pre-eminent mattress retailers in the United States," said Mr. Paviglianti.

About Sleep Country USA, Inc.
Seattle based Sleep Country USA, Inc. is one of the largest mattress retailers in the Pacific Northwest. The Company operates 47 stores and two distribution facilities in Washington and Oregon. Sleep Country sells branded mattresses manufactured by Simmons, Sealy, Spring Air and Tempur-Pedic. Founded in 1991, Sleep Country strives to achieve an unmatched level of customer service, excellent values and committed community involvement. For more information about Sleep Country, visit their website at www.sleepcountryusa.com.


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About Simmons Bedding Company
Atlanta-based Simmons Bedding Company is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest(R), BackCare(R), BackCare Kids(R), Olympic(R) Queen, Deep Sleep(R) and HealthSmart(TM). The Company operates 17 conventional bedding manufacturing facilities and three juvenile bedding manufacturing facilities across the United States and Puerto Rico. Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information about Simmons visit their website at www.simmons.com.

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This press release includes forward-looking statements that reflect Simmons'
current views about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this press release speak only as of the date of this release. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons' expectations. These factors include, but are not limited to: (i) competitive and pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of Simmons' new products, including HealthSmart(TM); Beautyrest(R) premium priced products, Deep Sleep(R) products, and Beautyrest(R) Caresse(R) products; (iv) Simmons' relationships with it's major suppliers; (v) fluctuations in costs of raw materials; (vi) Simmons' relationship with significant customers and licensees; (vii) Simmons' labor relations; (viii) departure of key personnel; (ix) encroachments on Simmons' intellectual property; (x) product liability claims; (xi) the timing, cost and success of opening new manufacturing facilities; (xii) Simmons' level of indebtedness; (xiii) interest rate risks; (xiv) compliance with covenants in Simmons' debt agreements; (xv) an increase in return rates; and (xvi) other risks and factors identified from time to time in Simmons' and Simmons' predecessor's reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.